Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

FI N° 82.624
Serapis N° 20120517

Autoliv Safety Systems R&D II

(Sweden, Germany and France)

Finance Contract

between the

European Investment Bank

and

Autoliv AB (publ)

and

Autoliv Inc.

Stockholm, July 16 2013

Luxembourg, July 16 2013

INTERPRETATION AND DEFINITIONS		6

ARTICLE 1		13

1.01	AMOUNT OF CREDIT	13
1.02	DISBURSEMENT PROCEDURE	13
1.03	CURRENCY OF DISBURSEMENT	14
1.04	CONDITIONS OF DISBURSEMENT	14
1.05	DEFERMENT OF DISBURSEMENT	16
1.06	CANCELLATION AND SUSPENSION	16
1.07	CANCELLATION AFTER EXPIRY OF THE CREDIT	17
1.08	APPRAISAL FEE	17
1.09	NON-UTILISATION FEE	17
1.10	SUMS DUE UNDER ARTICLE 1	17

ARTICLE 2		18

2.01	AMOUNT OF LOAN	18
2.02	CURRENCY OF REPAYMENT, INTEREST AND OTHER CHARGES	18
2.03	CONFIRMATION BY THE BANK	18

ARTICLE 3		18

3.01	RATE OF INTEREST	18
3.02	INTEREST ON OVERDUE SUMS	19
3.03	MARKET DISRUPTION EVENT	19

ARTICLE 4		20

4.01	NORMAL REPAYMENT	20
4.02	VOLUNTARY PREPAYMENT	20
4.03	COMPULSORY PREPAYMENT	21
4.04	GENERAL	23

ARTICLE 5		23

5.01	DAY COUNT CONVENTION	23
5.02	TIME AND PLACE OF PAYMENT	23
5.03	NO SET-OFF BY THE BORROWER	24
5.04	DISRUPTION TO PAYMENT SYSTEMS	24
5.05	APPLICATION OF SUMS RECEIVED	24

ARTICLE 6		25

6.01	USE OF LOAN AND AVAILABILITY OF OTHER FUNDS	25
6.02	COMPLETION OF PROJECT	25
6.03	INCREASED COST OF PROJECT	25
6.04	PROCUREMENT PROCEDURE	25
6.05	CONTINUING PROJECT UNDERTAKINGS	25
6.06	DISPOSAL OF ASSETS	26
6.07	COMPLIANCE WITH LAWS	27
6.08	CHANGE IN BUSINESS	27
6.09	MERGER	27
6.10	INDEBTEDNESS FOR BORROWED MONEY	28
6.11	GENERAL REPRESENTATIONS AND WARRANTIES	28
6.12	NO LOANS, CREDIT OR THIRD PARTY GUARANTEES	30

ARTICLE 7		31

7.01	GUARANTEE	31
7.02	NEGATIVE PLEDGE	31
7.03	TRANSACTIONS SIMILAR TO SECURITY	33
7.04	PARI PASSU RANKING	34
7.05	CLAUSES BY INCLUSION	34

ARTICLE 8		35

8.01	INFORMATION CONCERNING THE PROJECT	35
8.02	INFORMATION CONCERNING THE BORROWER AND THE GUARANTOR	36
8.03	VISITS BY THE BANK	37

ARTICLE 9		37

9.01	TAXES, DUTIES AND FEES	37
9.02	OTHER CHARGES	37
9.03	INCREASED COSTS, INDEMNITY AND SET-OFF	38

ARTICLE 10		38

10.01	RIGHT TO DEMAND REPAYMENT	38
10.02	OTHER RIGHTS AT LAW	39
10.03	INDEMNITY	40
10.04	NON-WAIVER	40

ARTICLE 11		40

11.01	GOVERNING LAW	40
11.02	JURISDICTION	40
11.03	INTENTIONALLY LEFT BLANK	41
11.04	EVIDENCE OF SUMS DUE	41
11.05	INVALIDITY	41
11.06	AMENDMENTS	41

ARTICLE 12		41

12.01	NOTICES TO EITHER PARTY	41
12.02	FORM OF NOTICE	42
12.03	CHANGES TO PARTIES	42
12.04	RECITALS, SCHEDULES AND ANNEXES	42

SCHEDULE A		44

SCHEDULE B		48

SCHEDULE C		52

SCHEDULE D		56

SCHEDULE E

ANNEX I		58

ANNEX II		59

THIS CONTRACT IS MADE BETWEEN:

The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg, Luxembourg, represented by	(the “Bank”)

Ms. Hanna Karczewska, Head of Division and

Mr. Jukka Luukkanen, Head of Division

of the first part;

Autoliv AB (publ), a public limited liability company incorporated in Sweden, having its business office at Vasagatan 11, 111 20 Stockholm, Sweden, registered under number 556036-1981, represented by	(the “Borrower”)

Amelie Heiner, Director

Lars Sjöbring, Director

of the second part; and

Autoliv Inc., a corporation incorporated in Delaware, USA, having its business office at Vasagatan 11, 111 20 Stockholm, Sweden, represented by	(the “Guarantor”)

Jan Carlson, President & CEO

Mats Wallin, CFO

of the third part.

WHEREAS:

(1)	The Borrower, indirectly a 100% owned subsidiary of the Guarantor, has stated that it is undertaking a project concerning the Borrower’s RDI activities to be carried out in Sweden, Germany and France for the development of innovative passive and active safety technologies for motor vehicles aiming at the enhancement of vehicle occupants’ and pedestrians’ safety, over the period 2013-2016, as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (the “Project”).

The Guarantor, having its primary listing on the New York Stock Exchange and with Swedish depositary receipts on the Nasdaq OMX Nordic Exchange in Stockholm, is the parent company of the Autoliv group of companies.

(2)	The total cost of the Project, as estimated by the Bank, is EUR 425,400,000 (four hundred and twenty-five million, four hundred thousand euros) and the Borrower has stated that it intends to finance the Project as follows:

Source	Amount (EUR m)

Own funds and other funding sources	225.40

Credit from the Bank	200.00

TOTAL	425.40

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrower has requested from the Bank a credit of EUR 200,000,000 (two hundred million euros) or the equivalent thereof.

(4)	The Bank considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower’s request providing to it a credit in an amount EUR 200,000,000 (two hundred million euros) or the equivalent thereof under this finance contract (the “Contract”); provided that the amount of the Bank loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (2).

(5)	The board of directors of the Borrower has authorised the borrowing of the sum of EUR 200,000,000 (two hundred million euros) or the equivalent thereof represented by this credit on the terms and conditions set out in this Contract in the form set out in Annex I.

(6)	The financial obligations of the Borrower under this Contract are to be guaranteed by the Guarantor under a guarantee by execution of a guarantee agreement (the “Guarantee Agreement”).

(7)	The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

(8)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the EIB Group towards its stakeholders and the citizens of the European Union in general.

NOW THEREFORE it is hereby agreed as follows:

INTERPRETATION AND DEFINITIONS

(a) Interpretation

In this Contract:

(i)	References to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract.

(ii)	References to a provision of law are references to that provision as amended or re-enacted.

(iii)	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

(b) Definitions

In this Contract:

“Acceptance Deadline” for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Accounting Date” means end of 31 December 2012.

“Borrower Group” means the Borrower and its subsidiaries from time to time.

“Borrower Material Subsidiary” means:

(a)	any subsidiary of the Borrower:

(i)	the book value of whose assets (consolidated if it itself has subsidiaries) equals or exceeds 10 per cent of the book value of the consolidated total assets of the Borrower Group;

(ii)	whose revenues (consolidated if it itself has subsidiaries) equal or exceed 10 per cent of the revenues of the Borrower Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has subsidiaries) before interest and tax equal to or exceed 10 per cent of the trading profits before interest and tax of the Borrower Group as a whole, as determined by reference to the most recent accounts of the subsidiary and the most recent consolidated accounts of the Borrower Group;

(b)	any subsidiary of the Borrower which becomes a member of the Borrower Group after the date of the latest consolidated accounts of the Borrower Group at the time of determination and which would fulfil any of the tests in (a)(i), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has subsidiaries) and those latest accounts of the Borrower Group; or

(c)	prior to the delivery of each set of accounts pursuant to Article 8.02(a)(i) and (ii), any subsidiary of the Borrower to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a subsidiary which immediately prior to such transaction or any of such transactions was a Borrower Material Subsidiary.

“Borrower Subsidiary Indebtedness for Borrowed Money” has the meaning given to it Article 6.10.

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg and Stockholm.

“Change-of-Control Event” has the meaning given to it in Article 4.03A(3).

“Change-of-Law Event” has the meaning given to it in Article 4.03A(4).

“Contract” has the meaning given to it in Recital (4).

“Credit” has the meaning given to it in Article 1.01.

“Deferment Indemnity” means an indemnity calculated on the amount of disbursement deferred or suspended at the percentage rate (if higher than zero) by which:

•	the interest rate net of the Margin that would have been applicable to such amount had it been disbursed to the Borrower on the Scheduled Disbursement Date exceeds

•	the Relevant Interbank Rate (one month rate) less 0.125% (12.5 basis points), unless this value is less than zero, in which case it will be set at zero.

Such indemnity shall accrue from the Scheduled Disbursement Date to the Disbursement Date or, as the case may be, until the date of cancellation of the Notified Tranche in accordance with this Contract.

“Disbursement Date” means the date on which actual disbursement of a Tranche is made by the Bank.

“Disbursement Notice” means a notice from the Bank to the Borrower pursuant to and in accordance with Article 1.02C.

“Disbursement Request” means a notice substantially in the form set out in Schedule C.1.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties as relevant for this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Environment” means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Approval” means any Authorisation required by Environmental Law.

“Environmental Claim” means any legal claim, proceeding, formal notice or formal investigation by any person in respect of any Environmental Law.

“Environmental Law” means:

(a)	European Union law and regulations;

(b)	French, German and Swedish national laws and regulations; and

(c)	applicable international treaties,

of which a principal objective is the preservation, protection or improvement of the Environment.

“EURIBOR” has the meaning given to it in Schedule B.

“EUR” or “euro” mean the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Event of Default” means any of the circumstances, events or occurrences specified in Article 10.01.

“Final Availability Date” means the date which is 18 (eighteen) months from the date of signature of this Contract.

“Fixed Rate” means an annual interest rate determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest. Fixed Rate shall include the Margin.

“Fixed Rate Tranche” means a Tranche on which Fixed Rate is applied.

“Floating Rate” means a fixed-spread floating interest rate, that is to say an annual interest rate determined by the Bank for each successive Floating Rate Reference Period equal to the Relevant Interbank Rate plus the Spread.

“Floating Rate Reference Period” means each period from one Payment Date to the next relevant Payment Date; the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.

“Floating Rate Tranche” means a Tranche on which Floating Rate is applied.

“GAAP” means generally accepted accounting principles in Sweden and Delaware (as applicable), including IFRS (if applicable).

“GBP” means the lawful currency of the United Kingdom.

“Group” means the Guarantor and its subsidiaries from time to time.

“Group Indebtedness for Borrowed Money” has the meaning given to it in Article 6.10.

“Guarantee Agreement” has the meaning given to it in Recital (6).

“Guarantor Group” means the Guarantor and its subsidiaries (other than any member of the Borrower Group) from time to time.

“Guarantor Material Subsidiary” means:

(a)	any subsidiary of the Guarantor:

(i)	the book value of whose assets (consolidated if it itself has subsidiaries) equals or exceeds 10 per cent of the book value of the consolidated total assets of the Group;

(ii)	whose revenues (consolidated if it itself has subsidiaries) equal or exceed 10 per cent of the revenues of the Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has subsidiaries) before interest and tax equal to or exceed 10 per cent of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the subsidiary and the most recent consolidated accounts of the Group;

(b)	any subsidiary of the Guarantor which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(i), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has subsidiaries) and those latest accounts of the Group; or

(c)	prior to the delivery of each set of accounts pursuant to Article 8.02(a)(i) and (ii), any subsidiary of the Guarantor to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a subsidiary which immediately prior to such transaction or any of such transactions was a Guarantor Material Subsidiary.

“Guarantor Subsidiary Indebtedness for Borrowed Money” has the meaning given to it in Article 6.10.

“Guarantor Group Indebtedness for Borrowed Money” has the meaning given to it in Article 6.10.

“Incorporated Provision” has the meaning given to it in Article 7.04.

“Indebtedness for Borrowed Money” has the meaning given to it in Article 6.10.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indemnifiable Prepayment Event” means a Prepayment Event other than those specified in paragraphs 4.03A(1), 4.03A(2) or 4.03A(5).

“Interest Revision/Conversion” means the determination of new financial conditions relative to the interest rate, specifically the same interest rate basis (“revision”) or a different interest rate basis (“conversion”) which can be offered for the remaining term of a Tranche or until a next Interest Revision/Conversion Date, if any, for an amount which, at the proposed Interest Revision/Conversion Date, is not less than EUR 10,000,000 (ten million euros) or the equivalent thereof.

“Interest Revision/Conversion Date” means the date, which shall be a Payment Date, specified by the Bank pursuant to Article 1.02C in the Disbursement Notice or pursuant to Article 3 and Schedule D.

“Interest Revision/Conversion Proposal” means a proposal made by the Bank under Schedule D.

“Interest Revision/Conversion Request” means a written notice from the Borrower, delivered at least 75 (seventy-five) days before an Interest Revision/Conversion Date, requesting the Bank to submit to it an Interest Revision/Conversion Proposal. The Interest Revision/Conversion Request shall also specify:

(a)	Payment Dates chosen in accordance with the provisions of Article 3.01;

(b)	the preferred repayment schedule chosen in accordance with Article 4.01; and

(c)	any further Interest Revision/Conversion Date chosen in accordance with Article 3.01.

“LIBOR” has the meaning given to it in Schedule B.

“Loan” means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.

“Margin” means the component of the rate of interest quantified in Article 3.01.

“Market Disruption Event” means any of the following circumstances:

(a)	there are, in the reasonable opinion of the Bank, events or circumstances adversely affecting the Bank’s access to its sources of funding;

(b)	in the opinion of the Bank, funds are not available from its ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;

(c)	in relation to a Tranche in respect of which interest is or would be payable at Floating Rate:

(A)	the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Tranche (i.e. in the money market) would be in excess of the applicable Relevant Interbank Rate;

or

(B)	the Bank determines that adequate and fair means do not exist for ascertaining the applicable Relevant Interbank Rate for the relevant currency of such Tranche and it is not possible to determine the Relevant Interbank Rate in accordance with the definition contained in Schedule B.

“Material Adverse Change means, in relation to the Guarantor or respectively the Borrower any event or change of condition affecting the Guarantor, the Borrower, or any other member of the Group, which, in the reasonable opinion of the Bank: (1) materially impairs the ability of the Borrower or respectively the Guarantor to perform its financial or any of its other obligations under this Contract or the Deed of Guarantee; or (2) materially impairs the business, prospects or financial condition of the Borrower, the Guarantor, or the Group as a whole.

“Maturity Date” means the last or sole repayment date of a Tranche specified pursuant to Article 4.01A(b)(iv) or Article 4.01B.

“MFP Statement” has the meaning given to it in Article 7.05.

“More Favourable Provision” has the meaning given to it in Article 7.05.

“Negative Covenant” has the meaning given to it in Article 7.05.

“Notified Tranche” means a Tranche in respect of which the Bank has issued a Disbursement Notice.

“Other Person” has the meaning given to it in Article 7.05.

“Payment Date” means the annual, semi-annual or quarterly dates specified in the Disbursement Notice until the Interest Revision/Conversion Date, if any, or the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(a)	for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 3.01 except for those cases where repayment is made in a single instalment according to Article 4.01B, when the preceding Relevant Business Day shall apply instead to this single instalment and to the final interest payment and only in this case, with adjustment to the interest due under Article 3.01; and

(b)	for a Floating Rate Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01.

“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.02A.

“Prepayment Date” means the date, which shall be a Payment Date, on which the Borrower proposes to effect prepayment of a Prepayment Amount.

“Prepayment Event” means any of the events described in Article 4.03A.

“Prepayment Indemnity” means in respect of any principal amount to be prepaid or cancelled, the amount communicated by the Bank to the Borrower as the present value (as of the Prepayment Date) of the excess, if any, of:

(a)	the interest net of the Margin that would accrue thereafter on the Prepayment Amount over the period from the Prepayment Date to the Interest Revision/Conversion Date, if any, or the Maturity Date, if it were not prepaid; over

(b)	the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (fifteen basis points).

The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 4.02C.

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 4.02A.

“Principal Lending Agreement” has the meaning given to it in Article 7.04.

“Project” has the meaning given to it in Recital (1).

“Redeployment Rate” means the Fixed Rate excluding the Margin in effect on the day of the indemnity calculation for fixed-rate loans denominated in the same currency and which shall have the same terms for the payment of interest and the same repayment profile to the Interest Revision/Conversion Date, if any, or the Maturity Date as the Tranche in respect of which a prepayment is proposed or requested to be made. For those cases where the period is shorter than 48 months (or 36 months in the absence of a repayment of principal during that period) the most closely corresponding money market rate equivalent will be used, that is the Relevant Interbank Rate minus 0.125% (12.5 basis points) for periods of up to 12 (twelve) months. For periods falling between 12 and 36/48 months as the case may be, the bid point on the swap rates as published by Reuters for the related currency and observed by the Bank at the time of calculation will apply.

“Relevant Business Day” means:

(a)	for EUR, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR; and

(b)	for any other currency, a day on which banks are open for general business in the principal domestic financial centre of the relevant currency.

“Relevant Interbank Rate” means:

(a)	EURIBOR for a Tranche denominated in EUR;

(b)	LIBOR for a Tranche denominated in GBP or USD;

(c)	STIBOR for the Tranche denominated in SEK; and

(d)	the market rate and its definition chosen by the Bank and separately communicated to the Borrower, for a Tranche denominated in any other currency. If such other market rate is or becomes at any time less than zero, for the purposes of this Contract such other market rate shall be set at zero.

“Restrictive Financial or Rating Covenant” has the meaning given to it in Article 7.04.

“Scheduled Disbursement Date” means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02C.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“SEK” means the lawful currency of Sweden.

“Spread” means the fixed spread to the Relevant Interbank Rate (being either plus or minus) determined by the Bank including the Margin and notified to the Borrower in the relevant Disbursement Notice or Interest Revision/Conversion Proposal.

“STIBOR” has the meaning given to it in Schedule B.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Indebtedness for Borrowed Money” has the meaning given to it in Article 6.10

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Description” has the meaning given to it in Recital (1).

“Term Loan” has the meaning given to it in Article 4.03A(2).

“Tranche” means each disbursement made or to be made under this Contract. In case no Disbursement Notice has been delivered, Tranche shall mean a Tranche as requested under Article 1.02B.

“USD” means the lawful currency of the United States of America.

ARTICLE 1

Credit and Disbursements

1.01	Amount of Credit

By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 200,000,000 (two hundred million euros) or the equivalent thereof for the financing of the Project (the “Credit”).

1.02	Disbursement procedure

1.02A	Tranches

The Bank shall disburse the Credit in up to 4 (four) Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount of EUR 50,000,000 (fifty million euros) or the equivalent thereof.

1.02B	Disbursement Request

(a)	The Borrower may present to the Bank a Disbursement Request for the disbursement of a Tranche, such Disbursement Request to be received at the latest 15 (fifteen) days before the Final Availability Date. The Disbursement Request shall be in the form set out in Schedule C.1 and shall specify:

(i)	the amount and currency of the Tranche;

(ii)	the preferred disbursement date for the Tranche; such preferred disbursement date must be a Relevant Business Day falling at least 15 (fifteen) days after the date of the Disbursement Request and, in any event, on or before the Final Availability Date, it being understood that notwithstanding the Final Availability Date the Bank may disburse the Tranche up to 4 (four) calendar months from the date of the Disbursement Request;

(iii)	whether the Tranche is a Fixed Rate Tranche or a Floating Rate Tranche, each pursuant to the relevant provisions of Article 3.01;

(iv)	the preferred interest payment periodicity for the Tranche, chosen in accordance with Article 3.01;

(v)	the preferred terms for repayment of principal for the Tranche, chosen in accordance with Article 4.01;

(vi)	the preferred first and last dates for repayment of principal for the Tranche;

(vii)	the Borrower’s choice of Interest Revision/Conversion Date, if any, for the Tranche; and

(viii)	the IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account to which disbursement of the Tranche should be made in accordance with Article 1.02D.

(b)	If the Bank, following a request by the Borrower, has provided the Borrower, before the submission of the Disbursement Request, with a non-binding fixed interest rate or spread quotation to be applicable to the Tranche, the Borrower may also at its discretion specify in the Disbursement Request such quotation, that is to say:

(i)	in the case of a Fixed Rate Tranche, the aforementioned fixed interest rate previously quoted by the Bank; or

(ii)	in the case of a Floating Rate Tranche, the aforementioned spread previously quoted by the Bank,

applicable to the Tranche until the Maturity Date or until the Interest Revision/Conversion Date, if any.

(c)	Each Disbursement Request shall be accompanied by evidence of the authority of the person or persons authorised to sign it and the specimen signature of such person or persons.

(d)	Subject to Article 1.02C(b), each Disbursement Request is irrevocable.

1.02C	Disbursement Notice

(a)	Not less than 10 (ten) days before the proposed Scheduled Disbursement Date of a Tranche the Bank shall, if the Disbursement Request conforms to this Article 1.02, deliver to the Borrower a Disbursement Notice which shall specify:

(i)	the currency, amount and EUR equivalent of the Tranche;

(ii)	the Scheduled Disbursement Date;

(iii)	the interest rate basis for the Tranche, being: (i) a Fixed Rate Tranche; or (ii) a Floating Rate Tranche all pursuant to the relevant provisions of Article 3.01;

(iv)	the first interest Payment Date and the periodicity for the payment of interest for the Tranche;

(v)	the terms for repayment of principal for the Tranche;

(vi)	the first and last dates for repayment of principal for the Tranche;

(vii)	the applicable Payment Dates for the Tranche;

(viii)	the Interest Revision/Conversion Date, if requested by the Borrower, for the Tranche; and

(ix)	for a Fixed Rate Tranche the Fixed Rate and for a Floating Rate Tranche the Spread applicable to the Tranche until the Interest Revision/Conversion Date, if any or until the Maturity Date.

(b)	If one or more of the elements specified in the Disbursement Notice does not reflect the corresponding element, if any, in the Disbursement Request, the Borrower may following receipt of the Disbursement Notice revoke the Disbursement Request by written notice to the Bank to be received no later than 12h00 Luxembourg time on the next Business Day and thereupon the Disbursement Request and the Disbursement Notice shall be of no effect. If the Borrower has not revoked in writing the Disbursement Request within such period, the Borrower will be deemed to have accepted all elements specified in the Disbursement Notice.

(c)	If the Borrower has presented to the Bank a Disbursement Request in which the Borrower has not specified the fixed interest rate or spread as set out in Article 1.02B(b), the Borrower will be deemed to have agreed in advance to the Fixed Rate or Spread as subsequently specified in the Disbursement Notice.

1.02D	Disbursement Account

Disbursement shall be made to such account of the Borrower as the Borrower shall notify in writing to the Bank not later than 15 (fifteen) days before the Scheduled Disbursement Date (with IBAN code or with the appropriate format in line with local banking practice).

Only one account may be specified for each Tranche.

1.03	Currency of disbursement

Subject to availability, disbursement of each Tranche shall be made in EUR or any other currency that is widely traded on the principal foreign exchange markets.

For the calculation of the sums available to be disbursed in currencies other than EUR, and to determine their equivalent in EUR, the Bank shall apply the rate published by the European Central Bank in Frankfurt, available on or shortly before submission of the Disbursement Notice as the Bank shall decide.

1.04	Conditions of disbursement

1.04A	First Tranche

The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date, of the following documents or evidence:

(a)	evidence satisfactory to the Bank that the execution of this Contract by the Borrower has been duly authorised and that the person or persons signing the Contract on behalf of the Borrower is/are duly authorised to do so together with the specimen signature of each such person or persons;

(b)	evidence satisfactory to the Bank that the execution of this Contract by the Guarantor has been duly authorised and that the person or persons signing the Contract on behalf of the Guarantor is/are duly authorised to do so together with the specimen signature of each such person or persons;

(c)	the Guarantee Agreement duly executed;

(d)	an internal legal opinion that each of the Finance Contract, the Guarantee Agreement and the relevant documentation is legal, valid, binding and enforceable under Swedish law, and on the authority, capacity, due execution of the Finance Contract and the relevant documentation by the Borrower under Swedish law;

(e)	an external legal opinion on the authority, capacity, due execution, choice of law and jurisdiction of the Finance Contract, the Guarantee Agreement and on the relevant documentation by the Guarantor under Delaware (US) law; and

(f)	evidence of payment of the appraisal fee in full pursuant to Article 1.08.

1.04B	All Tranches

The disbursement of each Tranche under Article 1.02, including the first, is subject to the following conditions:

(a)	that the Bank has received, in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)	a certificate from the Borrower and the Guarantor in the form of Schedule C.2, signed by an authorised representative of the Borrower or the Guarantor and dated no earlier than the date falling 10 (ten) days before the Scheduled Disbursement Date;

(ii)	evidence of the Guarantor’s consent to the Borrower’s presentation of the Disbursement Request;

(iii)	evidence of the authority of the person or persons authorised to sign the Guarantor’s consent under paragraph (ii) above and the specimen signature of such person or persons;

and

(iv)	a copy of any other Authorisation or other document, opinion or assurance which the Bank has notified the Borrower not less than 7 (seven ) Business Days before the Scheduled Disbursement Date is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Contract or the validity and enforceability of the same;

(b)	that on the Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.12 are correct in all material respects; and

(ii)	no event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute:

(aa)	an Event of Default; or

(bb)	a Prepayment Event;

has occurred and is continuing unremedied or unwaived or would result from the disbursement of the proposed Tranche.

1.05	Deferment of disbursement

1.05A	Grounds for deferment

Upon the written request of the Borrower, the Bank shall defer the disbursement of any Notified Tranche in whole or in part to a date specified by the Borrower being a date falling not later than 6 (six) months from its Scheduled Disbursement Date and not later than 60 days prior to the first repayment date of the Tranche indicated in the Disbursement Notice. In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.

Any request for deferment shall have effect in respect of a Tranche only if it is made at least 5 (five) Business Days before its Scheduled Disbursement Date.

If for a Notified Tranche any of the conditions referred to in Article 1.04 is not fulfilled as at the specified date and at the Scheduled Disbursement Date (or the date expected for disbursement in case of a previous deferment), disbursement will be deferred to a date agreed between the Bank and the Borrower falling not earlier than 5 (five) Business Days following the fulfilment of all conditions of disbursement (without prejudice to the right of the Bank to suspend and/or cancel the undisbursed portion of the Credit in whole or in part pursuant to Article 1.06B). In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.

1.05B	Cancellation of a disbursement deferred by 6 (six) months

The Bank may, by notice in writing to the Borrower, cancel a disbursement which has been deferred under Article 1.05A by more than 6 (six) months in aggregate. The cancelled amount shall remain available for disbursement under Article 1.02.

1.06	Cancellation and suspension

1.06A	Borrower’s right to cancel

The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of (i) a Notified Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice or (ii) a Tranche in respect of which a Disbursement Request has been submitted but no Disbursement Notice has been issued pursuant to Article 1.02C.

1.06B	Bank’s right to suspend and cancel

(a)	The Bank may, by notice in writing to the Borrower, suspend and/or cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect upon the occurrence of a Prepayment Event or an Event of Default or an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event or an Event of Default.

(b)	The Bank may also suspend the portion of the Credit in respect of which it has not issued a Disbursement Notice with immediate effect in the case that a Market Disruption Event occurs.

(c)	Any suspension shall continue until the Bank ends the suspension (such suspension to be ended if any of the events set out in paragraph (a) or (b) above ceases to occur) or cancels the suspended amount.

1.06C	Indemnity for suspension and cancellation of a Tranche

1.06C(1)	SUSPENSION

If the Bank suspends a Notified Tranche, whether upon an Indemnifiable Prepayment Event or an Event of Default, the Borrower shall pay to the Bank the Deferment Indemnity calculated on the amount of disbursement suspended.

1.06C(2)	CANCELLATION

If pursuant to Article 1.06A, the Borrower cancels:

(a)	a Fixed Rate Tranche which is a Notified Tranche, it shall indemnify the Bank under Article 4.02B;

(b)	a Floating Rate which is a Notified Tranche or any part of the Credit other than a Notified Tranche, no indemnity is payable.

If the Bank cancels:

(i)	a Fixed Rate Tranche which is a Notified Tranche upon an Indemnifiable Prepayment Event or pursuant to Article 1.05B, the Borrower shall pay to the Bank the Prepayment Indemnity; or

(ii)	a Notified Tranche upon an Event of Default, the Borrower shall indemnify the Bank under Article 10.03.

Save in these cases, no indemnity is payable upon cancellation of a Tranche by the Bank.

The indemnity shall be calculated as if the cancelled amount had been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.

1.07	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Request has been made in accordance with Article 1.02B shall be automatically cancelled, without any notice being served by the Bank to the Borrower and without liability arising on the part of either party.

1.08	Appraisal fee

The Borrower shall pay or cause to be paid to the Bank within 30 (thirty) days of the signature of the Contract an appraisal fee in respect of the appraisal conducted by the Bank in relation to the Project. The amount of the appraisal fee is EUR 200,000 (two hundred thousand euros).

1.09	Non-utilisation fee

The Borrower shall pay to the Bank a non-utilisation fee calculated on the daily undrawn uncancelled balance of the Credit, starting to accrue from the date of this Contract, at a rate of 50% (fifty per cent) of the Margin per annum, the accrued non-utilisation fee being payable:

(a)	on 20 December 2013 and 20 June 2014; and

(b)	on the Final Availability Date; or, if the Credit is cancelled in full under Article 1.06 prior to the Final Availability Date, on the date of cancellation.

If the date on which the non-utilisation fee is due to be paid is not a Relevant Business Day, payment shall be made on the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with a corresponding adjustment to the amount of non-utilisation fee due.

1.10	Sums due under Article 1

Sums due under Articles 1.05 and 1.06 shall be payable in the currency of the Tranche concerned. They shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

ARTICLE 2

The Loan

2.01	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.03.

2.02	Currency of repayment, interest and other charges

Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in the currency in which the Tranche is disbursed.

Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

2.03	Confirmation by the Bank

Within 10 (ten) days after disbursement of each Tranche, the Bank shall deliver to the Borrower the amortisation table referred to in Article 4.01, if appropriate, showing the Disbursement Date, currency, the amount disbursed, the repayment terms and the interest rate of and for that Tranche.

ARTICLE 3

Interest

3.01	Rate of interest

For the purposes of this Contract “Margin” means 26 basis points (0.26%).

Fixed Rates and Spreads are available for periods of not less than 4 (four) years or, in the absence of a repayment of principal during that period, not less than 3 (three) years.

3.01A	Fixed Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrears on the relevant Payment Dates as specified in the Disbursement Notice, commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

Interest shall be calculated on the basis of Article 5.01(a).

3.01B	Floating Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the Floating Rate quarterly, semi-annually or annually in arrears on the relevant Payment Dates, as specified in the Disbursement Notice commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

The Bank shall notify the Floating Rate to the Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period.

If pursuant to Articles 1.05 and 1.06 disbursement of any Floating Rate Tranche takes place after the Scheduled Disbursement Date the Relevant Interbank Rate applicable to the first Floating Rate Reference Period shall apply as though the disbursement had been made on the Scheduled Disbursement Date.

Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01(b). If the Floating Rate for any Floating Rate Reference Period is below zero, it will be set at zero.

3.01C	Revision or Conversion of Tranches

Where the Borrower exercises an option to revise or convert the interest rate basis of a Tranche, it shall, from the effective Interest Revision/Conversion Date (in accordance with the procedure set out in Schedule D) pay interest at a rate determined in accordance with the provisions of Schedule D.

3.02	Interest on overdue sums

Without prejudice to Article 10 and by way of exception to Article 3.01, if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any overdue amount payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to the Relevant Interbank Rate plus the Margin plus 2% (200 basis points) and shall be payable in accordance with the demand of the Bank. For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.

However, interest on any overdue sum under a Fixed Rate Tranche shall be charged at the annual rate that is the sum of the rate defined in Article 3.01A plus 0.25% (25 basis points) if that annual rate exceeds, for any given relevant period, the rate specified in the preceding paragraph.

If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the Relevant Interbank Rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

3.03	Market Disruption Event

If at any time (i) from the issuance by the Bank of the Disbursement Notice in respect of a Tranche, and (ii) until the date falling either 30 (thirty) calendar days for Tranches to be disbursed in EUR, GBP or USD, or, in the case of Tranches to be disbursed in any other currency, two Business Days prior to the Scheduled Disbursement Date, a Market Disruption Event occurs, the Bank may notify the Borrower that this clause has come into effect. In such case, the following rules shall apply:

(a)	In the case of a Notified Tranche to be disbursed in EUR, USD or GBP, the rate of interest applicable to such Notified Tranche until the Maturity Date or the Interest Revision/Conversion Date if any, shall be the percentage rate per annum which is the sum of:

•	the Margin; and

•	the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank. The Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding Credit shall remain available for disbursement under Article 1.02B. If the Borrower does not refuse the disbursement in time, the parties agree that the disbursement and the conditions thereof shall be fully binding for both parties.

(b)

In the case of a Notified Tranche to be disbursed in a currency other than EUR, USD or GBP, the Bank shall notify the Borrower the EUR equivalent to be disbursed on the Scheduled Disbursement Date and the relevant percentage rate as described above under paragraph (a) applicable to the Tranche until the Maturity Date or the Interest Revision/Conversion Date if any. The Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding portion of the Credit shall remain available for disbursement under Article 1.02B. If the Borrower does not refuse the disbursement in time, the parties agree that the disbursement in EUR and the conditions thereof shall be fully binding for both parties.

In each case the Spread or Fixed Rate previously notified by the Bank in the Disbursement Notice shall no longer be applicable.

ARTICLE 4

Repayment

4.01	Normal repayment

4.01A	Repayment by instalments

(a)	The Borrower shall repay each Tranche by instalments on the Payment Dates specified in the relevant Disbursement Notice in accordance with the terms of the amortisation table delivered pursuant to Article 2.03.

(b)	Each amortisation table shall be drawn up on the basis that:

(i)	in the case of a Fixed Rate Tranche without an Interest Revision/Conversion Date, repayment shall be made annually, semi-annually or quarterly by equal instalments of principal or constant instalments of principal and interest;

(ii)	in the case of a Fixed Rate Tranche with an Interest Revision/Conversion Date or a Floating Rate Tranche, repayment shall be made by equal annual, semi-annual or quarterly instalments of principal;

(iii)	the first repayment date of each Tranche shall be a Payment Date falling not earlier than 60 days from the Scheduled Disbursement Date and not later than the first Payment Date immediately following the third anniversary of the Scheduled Disbursement Date of the Tranche; and

(iv)	the last repayment date of each Tranche shall be a Payment Date falling not earlier than 4 (four) years and not later than 7 (seven) years from the Scheduled Disbursement Date.

4.01B	Single instalment

Alternatively, the Borrower may repay the Tranche in a single instalment on a Payment Date specified in the Disbursement Notice, being a date falling not less than 3 (three) years or more than 5 (five) years from the Scheduled Disbursement Date.

4.02	Voluntary prepayment

4.02A	Prepayment option

Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month’s prior notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date, (iii) if applicable, the choice of application method of the Prepayment amount in line with Article 5.05c(i) and (iv) the contract number (“FI No”) mentioned on the cover page of this Contract.

Subject to Article 4.02C the Prepayment Request shall be binding and irrevocable.

4.02B	Prepayment indemnity

4.02B(1)	FIXED RATE TRANCHE

Subject to Article 4.02B(3) below, if the Borrower prepays a Fixed Rate Tranche, the Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity in respect of the Fixed Rate Tranche which is being prepaid.

4.02B(2)	FLOATING RATE TRANCHE

Subject to Article 4.02B(3) below, the Borrower may prepay a Floating Rate Tranche without indemnity on any relevant Payment Date.

4.02B(3)	Unless the Borrower has accepted in writing a Fixed Rate in respect of an Interest Revision/Conversion Proposal pursuant to Schedule D, prepayment of a Tranche on its Interest Revision/Conversion Date as notified under Article 1.02C(a)(viii), or in accordance with Schedule C1 or D, as the case may be, may be effected without indemnity.

4.02C	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due, the method of application of the Prepayment Amount and the Acceptance Deadline.

If the Borrower accepts the Prepayment Notice no later than by the Acceptance Deadline, it shall effect the prepayment. In any other case, the Borrower may not effect the prepayment.

The Borrower shall accompany the prepayment by the payment of accrued interest and indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice.

4.03	Compulsory prepayment

4.03A	Prepayment Events

4.03A(1)	PROJECT COST REDUCTION

If the total cost of the Project should be reduced from the figure stated in Recital (2) to a level at which the amount of the Credit exceeds 50% (fifty per cent) of such cost, the Bank may in proportion to the reduction forthwith, by notice to the Borrower, cancel such portion of the Credit and/or demand prepayment of such portion of the Loan so that the Credit or Loan does not exceed 50%(fifty per cent) of the cost of the Project.

4.03A(2)	PARI PASSU TO ANOTHER TERM LOAN

If the Guarantor or the Borrower or any other member of the Group voluntarily prepays a part or the whole of any other loan originally granted to it for a term of more than 3 (three) years (a “Term Loan”) otherwise than out of the proceeds of a loan having a term at least equal to the unexpired term of the Term Loan prepaid and, following such prepayment the amount outstanding under the Loan constitutes more than 20% (twenty per cent) of the aggregate outstanding loans to the Group, the Bank may, by notice to the Borrower, cancel the Credit and demand prepayment of the Loan, in such proportion as the prepaid amount of the Term Loan bears to the aggregate outstanding amount of all Term Loans.

The Bank shall address its notice to the Borrower within 30 (thirty) days of receipt of notice under Article 8.02(b)(iii).

For the purposes of this Article, “loan” includes any loan, bond or other form of financial indebtedness or any obligation for the payment or repayment of money.

4.03A(3)	CHANGE OF CONTROL

The Guarantor and the Borrower, respectively, shall promptly inform the Bank if a Change-of-Control Event has occurred or is likely to occur. In such case, or if the Bank has reasonable cause to believe that a Change-of-Control Event has occurred or is about to occur, the Bank may demand that the Guarantor or the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s demand. After the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation the Bank in its sole discretion is of the reasonable opinion that the effects of the Change-of-Control Event cannot or will not be mitigated to its satisfaction or (b) the occurrence of the anticipated Change-of-Control Event, the Bank may, by notice to the Borrower, cancel the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued and outstanding under this Contract. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article:

(a)	a “Change-of-Control Event” occurs if:

(i)	any person or group of persons acting in concert gains control of the Guarantor;

(ii)	the Guarantor ceases to own, directly or indirectly through wholly owned subsidiaries, 100% (one hundred per cent) of the issued share capital of the Borrower or any (other) Guarantor Material Subsidiary; or

(iii)	the Borrower ceases to own 100% (one hundred per cent) of the issued share capital of any Borrower Material Subsidiary.

(b)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal); and

(c)	“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

4.03A(4)	CHANGE OF LAW

The Guarantor and the Borrower, respectively, shall promptly inform the Bank if a Change-of-Law Event has occurred or is likely to occur. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred or is about to occur, the Bank may demand that the Guarantor or the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s demand. If, after the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation the Bank in its sole discretion is of the reasonable opinion that the effects of the Change-of-Control Event cannot or will not be mitigated to its satisfaction or (b) the occurrence of the anticipated Change-of-Law Event, the Bank may, by notice to the Borrower, cancel the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued and outstanding under this Contract. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule, decree or regulation (or in the application or official interpretation of any law, rule, decree or regulation) that occurs after the date of this Contract which in the reasonable opinion of the Bank results in or is likely to result in a deterioration of the Guarantor’s, the Borrower’s or the Group’s, as a whole, credit standing.

4.03A(5)	ILLEGALITY

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract on the date indicated by the Bank in its notice to the Borrower.

4.03A(6)	GUARANTEE

If the Guarantor fails to comply with any material obligation under the Guarantee Agreement, the Bank may cancel the Credit or demand prepayment of the Loan. For the avoidance of doubt, the non-exercise by the Bank of the right to cancel the Credit or demand prepayment of the Loan shall not be deemed to be a waiver of any of the Bank’s rights hereunder.

4.03B	Prepayment mechanics

Any sum demanded by the Bank pursuant to Article 4.03A, together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C and Article 4.04, shall be paid on the date indicated by the Bank which date shall fall not less than 30 (thirty) days from the date of the Bank’s notice of demand.

4.03C	Prepayment indemnity

In the case of an Indemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B.

4.04	General

A repaid or prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

If the Borrower prepays a Tranche on a date other than a relevant Payment Date, the Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

ARTICLE 5

Payments

5.01	Day count convention

Any amount due by way of interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:

(a)	in respect of interest and indemnities due under a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;

(b)	in respect of interest and indemnities due under a Floating Rate Tranche, a year of 360 (three hundred and sixty) days (but 365 (three hundred and sixty-five) days (invariable) for GBP) and the number of days elapsed;

(c)	in respect of fees, a year of 360 (three hundred and sixty) days (but 365 (three hundred and sixty-five) days (invariable) for fees due in GBP) and the number of days elapsed.

5.02	Time and place of payment

Unless otherwise specified in this Contract or in the Bank’s demand, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

Each sum payable by the Borrower under this Contract shall be paid to the relevant account notified by the Bank to the Borrower. The Bank shall notify the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.

The Borrower shall indicate in each payment made hereunder the contract number (“FI No”) found on the cover page of this Contract.

A sum due from the Borrower shall be deemed paid when the Bank receives it.

5.03	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

5.04	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.04, save in relation to its own gross negligence or wilful default.

5.05	Application of sums received

(a)	General

Sums received from the Borrower shall only discharge its payment obligations if received in accordance with the terms of this Contract.

(b)	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment:

(i)	first, in or towards payment pro rata of any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Contract;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Contract; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under this Contract.

(c)	Allocation of sums related to Tranches

(i)	In case of:

•	a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

•	a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(ii)	Sums received by the Bank following a demand under Article 10.01 and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(iii)	In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 6

Borrower undertakings and representations

The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

A. Project undertakings

6.01	Use of Loan and availability of other funds

The Borrower shall use all amounts borrowed by it under the Loan for the execution of the Project.

The Borrower shall ensure that it has available to it the other funds listed in Recital (2) and that such funds are expended, to the extent required, on the financing of the Project.

6.02	Completion of Project

The Borrower shall carry out the Project in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

6.03	Increased cost of Project

If the total cost of the Project exceeds the estimated figure set out in Recital (2), the Borrower shall obtain the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

6.04	Procurement procedure

The Borrower shall purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with European Union law in general and in particular with the relevant European Union Directives and (b) in so far as European Union Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

6.05	Continuing Project undertakings

The Borrower shall:

(a)	Maintenance: maintain, repair, overhaul and renew all property forming part of the Project as required to keep it in good working order;

(b)	Project assets: unless the Bank shall have given its prior consent in writing retain title to and possession of all or substantially all the assets comprising the Project or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank’s interests as lender to the Borrower or would render the Project ineligible for financing by the Bank under its Statute or under Article 309 of the Treaty on the Functioning of the European Union;

(c)	Insurance: insure all works and property forming part of the Project in accordance with the relevant industry practice for similar works and property;

(d)	Rights and Permits: maintain in force all rights of way or use and all Authorisations necessary for the execution and operation of the Project; and

(e)	Environment:

(i)	implement and operate the Project in compliance with Environmental Law;

(ii)	if required, obtain and maintain requisite Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals;

B. General undertakings

6.06	Disposal of assets

A.	Guarantor Group

(a)	The Guarantor shall not, and the Guarantor shall procure that no member of the Guarantor Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant, lease or otherwise dispose (hereafter “Disposal”) of all or any part of its assets (including, but not limited to, businesses or undertakings).

(b)	Paragraph (a) above does not apply to:

(i)	Disposals made in the ordinary course of business of the disposing entity;

(ii)	Disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	Disposals made on an arm’s length basis for full market consideration;

(iv)	Disposals made with the prior written consent of the Bank;

(v)	Disposals of obsolete assets;

(vi)	any Disposal of assets from a member of the Guarantor Group to any other member of the Guarantor Group; or

(vii)	any Disposal of assets from a member of the Guarantor Group to any member of the Borrower Group, provided that the consideration may not exceed full market consideration.

B.	Borrower Group

(a)	The Borrower shall not, and the Borrower shall procure that no member of the Borrower Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily dispose of all or any part of its assets (including, but not limited to, businesses or undertakings).

(b)	Paragraph (a) above does not apply to:

(i)	Disposals made in the ordinary course of business of the disposing entity;

(ii)	Disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	Disposals made on an arm’s length basis for full market consideration during the life of the Contract up to an aggregate amount not exceeding 50% (fifty per cent) of fixed assets as disclosed in the consolidated accounts of the Borrower ending on the Accounting Date;

(iv)	Disposals made with the prior written consent of the Bank;

(v)	Disposals of obsolete assets;

(vi)	any Disposal of assets from a member of the Borrower Group to another member of the Borrower Group; or

(vii)	any Disposal of assets from a member of the Borrower Group to a member of the Guarantor Group for full market consideration.

(c)	Notwithstanding paragraph (b) above, no Disposal of (i) assets forming part of the Project or (ii) any shares in subsidiaries holding assets forming part of the Project is permitted without the prior written consent of the Bank.

(d)	For the avoidance of doubt, the Guarantor may not circumvent Article 6.06B(b)(iii) by firstly procuring that the Borrower makes a Disposal permitted pursuant to Article 6.06B(b)(vii) and then subsequently thereafter making a Disposal in accordance with Article 6.06A(b)(iii).

6.07	Compliance with laws

The Borrower and the Guarantor, respectively, (and the Guarantor under the Guarantee Agreement) shall comply in all respects with all laws to which it or the Project is subject where failure to do so results or is reasonably likely to result in a Material Adverse Change.

6.08	Change in business

Without the Bank’s prior written consent, the Guarantor and the Borrower, respectively, shall procure that no substantial change is made to the general nature of the business of (a) the Guarantor, (b) the Borrower, (c) the Borrower Group as a whole and (d) the Group as a whole, in each case from that carried on at the date of this Contract.

6.09	Merger

(a)	Without the Bank’s prior written consent, the Guarantor and the Borrower, respectively, shall not and the Guarantor shall ensure that no other member of the Group will enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any merger between members of the Guarantor Group, provided that if the Guarantor is part of such merger it shall be the surviving entity.

(c)	Paragraph (a) above does not apply to any merger between members of the Borrower Group, provided that if the Borrower is part of such merger it shall be the surviving entity.

6.10	Indebtedness for Borrowed Money

Without the Bank’s prior written consent:

(a)	the Guarantor undertakes that at any time after the date hereof Guarantor Subsidiary Indebtedness for Borrowed Money must not be higher than USD 400 000 000 (or its equivalent); and

(b)	the Borrower undertakes that at any time after the date hereof Borrower Subsidiary Indebtedness for Borrowed Money must not be higher than USD 400 000 000 (or its equivalent).

For the purposes of this Contract:

“Borrower Subsidiary Indebtedness for Borrowed Money” shall mean the aggregate Indebtedness for Borrowed Money of each and every subsidiary of the Borrower other than Indebtedness for Borrowed Money owed by a subsidiary of the Borrower to another member of the Group;

“Guarantor Subsidiary Indebtedness for Borrowed Money” shall mean the aggregate Indebtedness for Borrowed Money of each and every subsidiary of the Group (other than the Borrower, Autoliv Asp Inc., Autoliv Holding AB) other than Indebtedness for Borrowed Money owed by a subsidiary of the Guarantor to another member of the Group; and

“Indebtedness for Borrowed Money” means:

(a)	the outstanding principal amount of any monies borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution and not attributable to goods or documents of title to goods in the ordinary course of documentary credit transactions;

(c)	the outstanding principal amount of any debenture, bond, note, loan stock or other security;

(d)	the principal amount, outstanding for more than 90 (ninety) days on its original terms and created in connection with the payment of the acquisition price of any asset before of after the time of acquisition or possession by the party liable, where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of an asset;

(e)	any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP in respect of the Guarantor and IFRS in respect of the Borrower, be treated as a finance or capital lease;

(f)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above; and

(g)	the outstanding principal amount of any indebtedness of any person of a type referred to in subparagraphs (a) – (f) above, which is the subject of a guarantee indemnity and/or other form of assurance against financial loss.

6.11	General Representations and Warranties

A.	The Guarantor represents and warrants to the Bank that:

(a)	it is duly incorporated and validly existing corporation under the laws of Delaware, USA, and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it has the power to execute, deliver and perform its obligations under this Contract and all necessary action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	this Contract constitutes its legally valid, binding and enforceable obligations;

(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract do not and will not contravene or conflict with any:

(i)	applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Contract; and

(iii)	provision of its by laws;

(e)	the consolidated audited accounts of the Guarantor for the year ending on the Accounting Date have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower;

(f)	there has been no Material Adverse Change since the Accounting Date;

(g)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(h)	other than as disclosed to the Bank, no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending against it before any court, arbitral body or agency which has resulted or is likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award which constitutes a Material Adverse Change;

(i)	it has obtained all necessary consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with this Contract and the Guarantee Agreement and all such consents, authorisations, licences or approvals are in full force and effect and admissible in evidence; and

(j)	at the date of this Contract, no Security Interest exists over its assets or over those of the Group save as permitted by Article 7.02.

The representations and warranties set out above shall survive the execution of this Contract and are, except paragraphs (e) and (f) above, deemed repeated on each Scheduled Disbursement Date and each Payment Date.

B.	The Borrower represents and warrants to the Bank that:

(a)	it is duly incorporated and validly existing as a company with limited liability under the laws of kingdom of Sweden and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it has the power to execute, deliver and perform its obligations under this Contract and all necessary action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	this Contract constitutes its legally valid, binding and enforceable obligations;

(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract do not and will not contravene or conflict with any:

(i)	applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Contract; and

(iii)	provision of its articles of association;

(e)	the consolidated audited accounts of the Borrower for the year ending on the Accounting Date have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower;

(f)	there has been no Material Adverse Change since the Accounting Date;

(g)	no event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived;

(h)	no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending against it before any court, arbitral body or agency which has resulted or is likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award which constitutes a Material Adverse Change;

(i)	it has obtained all necessary consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with this Contract and the Project and all such consents, authorisations, licences or approvals are in full force and effect and admissible in evidence;

(j)	at the date of this Contract, no Security Interest exists over its assets or over those of the Group save as permitted by Article 7.02; and

(k)	its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

The representations and warranties set out above shall survive the execution of this Contract and are, except paragraphs (e) and (f) above, deemed repeated on each Scheduled Disbursement Date and each Payment Date.

6.12	No loans, credit or third party guarantees

(a)	The Borrower shall not, and shall ensure that no other member of the Borrower Group will, without the prior written consent of the Bank, give any guarantee, bond, indemnity, counter-indemnity or similar instrument in respect of any obligation of any person, save for:

(i)	as permitted on the terms in this Contract, or

(ii)	any guarantee related to the purchase or supply of goods and/or services by a member of the Borrower Group, which guarantee is given in the ordinary course of business.

(b)	The Borrower shall not, and shall ensure that no other member of the Borrower Group will, without the prior written consent of the Bank, make any loan, grant any credit or otherwise voluntarily assume actual liability in respect of any obligation of any person, save for:

(i)	as permitted on the terms in this Contract,

(ii)	loans made or credit granted by a member of the Borrower Group to another member of the Borrower Group,

(iii)	loans made or credits granted by the Borrower or any other member of the Borrower Group to any member of the Guarantor Group to the extent such loans are included in the Section 956 (or such other law or regulations that may amend or replace such provision) computations made by the Guarantor for US tax purposes.

(c)	Notwithstanding paragraphs (a) and (b) above and for the avoidance of doubt, the Guarantor shall ensure that other than the Borrower no member of the Borrower Group shall, without the prior written consent of the Bank, (x) give any guarantee, bond, indemnity, counter-indemnity or similar instrument or (y) otherwise voluntarily assume actual liability, in respect of any obligation of the Borrower or any member of the Guarantor Group.

ARTICLE 7

Security

The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

7.01	Guarantee

The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of the Guarantee Agreement in form and substance satisfactory to it, whereby the Guarantor unconditionally guarantees, of the same nature as obligations for its own debts the due performance of the Borrower’s financial obligations under this Contract. The Borrower hereby acknowledges and consents to the terms of the Guarantee Agreement.

7.02	Negative pledge

A. Guarantor Group

(a)	The Guarantor shall not, and the Guarantor shall procure that no other member of the Guarantor Group will, create or permit to subsist any Security Interest on, or with respect to, any of its present or future business, undertaking, assets or revenues (including any uncalled capital).

(b)	Paragraph (a) does not apply to:

(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;

(ii)	any Security Interest disclosed in writing to the Bank prior to the execution of this Contract which secures Indebtedness for Borrowed Money outstanding at the date of this Contract;

(iii)	any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;

(iv)	any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Guarantor Group after the date of this Contract which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within three months;

(v)	in the case of any company which becomes a member of the Guarantor Group after the date of this Contract, any Security Interest existing on or over its assets when it becomes a member of the Guarantor Group which was not created in contemplation of or in connection with it becoming a member of the Guarantor Group, provided that:

(A)	the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Guarantor Group is not increased;

(B)	no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Guarantor Group; and

(C)	the Security Interest is discharged within three months;

(vi)	any Security Interest replacing any of the Security Interests permitted by paragraphs (iv) and (v), provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original three-month period specified in paragraphs (iv) and (v);

(vii)	any other Security Interest provided that at the time that the Security Interest is created, the aggregate amount of indebtedness secured by all Security Interests permitted under this Article 7.02A(b)(vii) (other than those permitted by subparagraphs 7.02A(b)(i) - (vi), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Article 7.03A (Transactions similar to security)), does not exceed 5% (five per cent) of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Guarantor delivered pursuant to Article 8.02.

B. Borrower Group

(a)	The Borrower shall not, and the Borrower shall procure that no other member of the Borrower Group will, create or permit to subsist any Security Interest on, or with respect to, any of its present or future business, undertaking, assets or revenues (including any uncalled capital).

(b)	Paragraph (a) does not apply to:

(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;

(ii)	any Security Interest disclosed in writing to the Bank prior to the execution of this Contract which secures Indebtedness for Borrowed Money outstanding at the date of this Contract;

(iii)	any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;

(iv)	any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Borrower Group after the date of this Contract which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within three months;

(v)	in the case of any company which becomes a member of the Borrower Group after the date of this Contract, any Security Interest existing on or over its assets when it becomes a member of the Borrower Group which was not created in contemplation of or in connection with it becoming a member of the Borrower Group, provided that:

(A)	the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Borrower Group is not increased;

(B)	no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Borrower Group; and

(C)	the Security Interest is discharged within three months;

(vi)	any Security Interest replacing any of the Security Interests permitted by paragraphs (iv) and (v), provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original three-month period specified in paragraphs (iv) and (v);

(vii)	any other Security Interest provided that at the time that the Security Interest is created, the aggregate amount of indebtedness secured by all Security Interests permitted under this Article 7.02B(b)(vii) (other than those permitted by subparagraphs 7.02B(b)(i) - (vi), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Article 7.03B (Transactions similar to security)), does not exceed 5% (five per cent) of the book value of the consolidated total assets of the Borrower Group, as determined by reference to the most recent consolidated accounts of the Borrower Group delivered pursuant to Article 8.02.

7.03	Transactions similar to security

A. Guarantor Group

(a)	The Guarantor shall not, and shall procure that no other member of the Guarantor Group will:

(i)	make a Disposal of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or will be leased to or re-acquired or acquired by a member of the Guarantor Group or any of its related entities; or

(ii)	make a Disposal of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

(b)	in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Article 7.03A and (b) the Security Interests permitted by Article 7.02A(b)(vii), does not exceed 5% (five per cent) of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Guarantor delivered pursuant to Article 8.02.

B. Borrower Group

(a)	The Borrower shall not, and the Borrower shall procure that no other member of the Borrower Group will:

(i)	make a Disposal of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or will be leased to or re-acquired or acquired by a member of the Borrower Group or any of its related entities; or

(ii)	make a Disposal of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

(b)	in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (a) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Article 7.03B and (b) the Security Interests permitted by Article 7.02B(b)(vii), does not exceed 5% (five per cent) of the book value of the consolidated total assets of the Borrower Group, as determined by reference to the most recent consolidated accounts of the Borrower Group delivered pursuant to Article 8.02.

7.04	Pari passu ranking

The Borrower shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

7.05	Clauses by Inclusion

The Guarantor confirms that at the time of signature of this Contract it is the policy of the Guarantor and each member of the Group, not to include any Restrictive Financial or Rating Covenants in any Principal Lending Agreement.

If, at any time while any part of the Loan is outstanding, any member of the Group has concluded or shall conclude with any other person (an “Other Person”) a Principal Lending Agreement that includes any:

(a)	Restrictive Financial or Rating Covenant; or

(b)	Negative Covenant,

(each such provision, a “More Favourable Provision”).

The Guarantor shall within 30 days from the date of any member of the Group concluding, or permitting any relevant amendment, modification, change, alteration or addition to, any Principal Lending Agreement notify the Bank of such More Favourable Provision(s) (the “MFP Statement”).

Upon receipt by the Bank of the MFP Statement, the Bank shall, within a reasonable period of time, notify the Guarantor or Borrower if it wishes to incorporate such More Favourable Provision(s) into this Contract or, in case of urgency, the Guarantor or, as the case may be, Borrower shall upon written request grant the same rights to the Bank as are available to the Other Person under the Principal Lending Agreement.

If the Bank wishes to incorporate such More Favourable Provision(s) into this Contract, then the More Favourable Provision(s) shall be deemed incorporated by reference in this Contract as if set forth fully herein, mutatis mutandis (each such provision, an “Incorporated Provision”).

Upon the Bank’s request, the Guarantor and the Borrower shall execute an agreement to amend this Contract to evidence the incorporation of such Incorporated Provision(s).

For the purpose of this Contract:

“Negative Covenant” means any negative covenant (including but not limited to a negative pledge clause or asset disposal clause) that is either more restrictive ((a) on the Guarantor, the relevant member of the Guarantor Group or the consolidated Guarantor Group or (b) on the Borrower, the relevant member of the Borrower Group or the consolidated Borrower Group) than any similar provision included in this Contract or materially more beneficial (to the Other Person) than any similar provision (for the benefit of the Bank) included in this Contract;

“Restrictive Financial or Rating Covenant” means any contractual provision that gives the Other Person the right to increase the financial cost (interest), to withdraw their credit facility, to accelerate repayment or to require provision of security, by reference in such provision to a financial key ratio of the Guarantor, the Borrower, the Guarantor Group or the Borrower Group, or to a particular state of the balance sheet of the Guarantor, the Borrower, the Guarantor Group or the Borrower Group, profit and loss account of the Guarantor, the Borrower, the Guarantor Group or the Borrower Group or cash flow statement of the Guarantor, the Borrower, the Guarantor Group or the Borrower Group, or to a rating of the Borrower or the Guarantor; and

“Principal Lending Agreement” means the USD 1 100 000 000 revolving facilities agreement dated 16 April 2011 (as amended from time to time) between amongst others the Guarantor, the Borrower, Autoliv ASP, Inc, Merchant Banking, Skandinaviska Enskilda Banken AB (publ), Mizuho Corporate Bank, Ltd. And Nordea Bank AB (publ) or any credit, facility agreement, indenture, note purchase agreement, debenture, trust deed or other similar financing agreement or instrument evidencing or governing indebtedness or a guarantee for any of the foregoing agreements or instruments in or for an amount equal to or exceeding EUR 10,000,000 (ten million euros).

ARTICLE 8

Information and Visits

8.01	Information concerning the Project

The Borrower shall:

(a)	deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Contract; and

(ii)	any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower’s expense and the Borrower shall provide such persons with all assistance necessary for the purpose;

(b)	submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made by the Borrower to the Bank in connection with the Project prior to the signing of this Contract, in respect of, inter alia, the price, design, plans, timetable or to the expenditure programme or financing plan for the Project;

(c)	promptly inform the Bank of:

(i)	any action or protest initiated or any genuine objection raised by any third party or any genuine complaint received by the Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Project; and

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)	to the best of its knowledge, any non-compliance by it with any applicable Environmental Law applicable to the Project; and

(iv)	any suspension, revocation or modification of any Environmental Approval relating to the Project,

and set out the action to be taken with respect to such matters;

8.02	Information concerning the Borrower and the Guarantor

The Guarantor or, as the case may be, the Borrower shall:

(a)	deliver to the Bank:

(i)	as soon as they become available but in any event within 180 days after the end of each of the Guarantor’s the Borrower’s respective financial years the Guarantor’s and the Borrower’s consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditor’s report for that financial year;

(ii)	as soon as they become available but in any event within 60 days after the end of each financial quarter of the Guarantor, the unaudited consolidated, balance sheet, profit and loss account of the Guarantor for that financial quarter; and

(iii)	from time to time, such further information on the Guarantor’s or the Borrower’s general financial situation as the Bank may reasonably require, having regard to what the Guarantor is permitted to disclose under all applicable laws and in particular, but without limitation, laws applicable to public listed companies and laws, rules and requirements of the relevant stock exchanges; and

and

(b)	inform the Bank immediately of:

(i)	any material alteration to the Guarantor’s by-laws/articles of association or the Borrower’s articles of association or shareholding structure (of the Guarantor or the Borrower) after the date of this Contract;

(ii)	any fact which obliges it or any other member of the Group to prepay any financial indebtedness or any European Union funding;

(iii)	as soon as it becomes aware, any event or decision that constitutes or may result in a Prepayment Event;

(iv)	any disposal not permitted under Article 6.06;

(v)	any substantial change to the general nature of the business of (x) the Guarantor or the Guarantor Group or (y) the Borrower or the Borrower Group, as a whole, not permitted under Article 6.08;

(vi)	any intention on its part or on the part of any other member of the Group to grant any security over any of its assets in favour of a third party not permitted under Article 7.02;

(vii)	any fact or event that is reasonably likely to prevent the fulfilment of any material obligation of the Guarantor or the Borrower under this Contract;

(viii)	immediately upon any member of the Group entering into a Principal Lending Agreement that includes a More Favourable Provision as referred to in Article 7.05;

(ix)	any Event of Default having occurred or, to the best of its knowledge, being threatened or anticipated; or

(x)	any litigation, arbitration or administrative proceedings or investigation which is current, or to the best of the knowledge of the Borrower and/or the Guarantor is threatened or pending which might if adversely determined result in a Material Adverse Change.

8.03	Visits by the Bank

The Borrower shall allow persons designated by the Bank, as well as persons designated by other institutions or bodies of the European Union when so required by the relevant mandatory provisions of European Union law to visit the sites, installations and works comprising the Project and to conduct such checks as they may wish, and shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article.

The Borrower acknowledges that the Bank may be obliged to communicate information relating to the Borrower and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law.

ARTICLE 9

Charges and expenses

9.01	Taxes, duties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract, the Guarantee Agreement or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without deduction of any national or local impositions whatsoever; provided that, if the Borrower is obliged to make any such deduction, it will gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.

9.02	Other charges

The Borrower shall bear all reasonable charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Contract and/or the f Guarantee Agreement or any related document, any amendment, supplement or waiver in respect of this Contract and/or the Guarantee Agreement or any related document, and in the amendment, creation, management, enforcement and realisation of the Guarantee Agreement and/or any security for the Loan.

If the Borrower is obliged to deduct any amount under this Article and the Bank subsequently recovers any sum or obtains any credit against any tax payable by it in respect of any such payment, the Bank shall promptly upon receiving such sum or obtaining such credit pay a corresponding amount to the Borrower; provided that the Bank is not obliged to seek any such recovery or credit.

9.03	Increased costs, indemnity and set-off

(a)	The Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)	Under this Contract, the Bank may set off any matured obligation due from the Borrower under this Contract or due from the Guarantor under the Guarantee Agreement (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower or the Guarantor regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

(d)	Upon the Borrower’s request, the Bank shall provide to the Borrower a certificate in reasonable detail setting out the Bank’s increased costs and the basis of calculation thereof.

ARTICLE 10

Events of Default

10.01	Right to demand repayment

The Borrower shall repay all or part of the Loan (as requested by the Bank) forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank in accordance with the following provisions.

10.01A	Immediate demand

The Bank may make such demand immediately:

(a)	if the Borrower fails on the due date to repay any part of the Loan, to pay interest thereon or to make any other payment to the Bank as provided in this Contract unless such failure is caused by a technical or administrative error and payment is made within 3 (three) Business Days after the due date;

(b)	if any information or document given to the Bank by or on behalf of the Guarantor or the Borrower or any representation or statement made or deemed to be made by the Guarantor or the Borrower in this Contract or in connection with the negotiation of this Contract is or proves to have been incorrect or misleading in any material respect;

(c)	if, following any default in relation thereto, the Guarantor, the Borrower or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity any other loan or obligation arising out of any financial transaction or any commitment for any other loan or obligation arising out of any financial transaction is cancelled or suspended which is in an aggregate principal amount in excess of USD 40,000,000 (forty million United States dollars) or equivalent;

(d)	if the Guarantor, the Borrower or any other member of the Group is unable to pay its debts as they fall due (considering any originally applicable grace period), or suspends its debts, or makes or, without prior written notice to the Bank, seeks to make a composition with its creditors;

(e)	if any corporate action, legal proceedings or other procedure or step is taken in relation to or an order is made or an effective resolution is passed for the winding up of the Guarantor, the Borrower or any other member of the Group, or if the Guarantor, the Borrower or any other member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

(f)	if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority, of or over, any material part of the business or assets of the Guarantor, the Borrower or any other member of the Group or any property forming part of the Project;

(g)	if the Guarantor or the Borrower defaults in the performance of any obligation in respect of any other loan or financial instrument granted by the Bank or to the Bank;

(h)	if any distress, execution, sequestration or other process is levied or enforced upon any material part of the property of the Guarantor or the Borrower or any property forming part of the Project and is not discharged or stayed within 14 (fourteen) days;

(i)	if a Material Adverse Change occurs; or

(j)	if it is or becomes unlawful for the Guarantor or the Borrower to perform any of its obligations under this Contract or the Guarantee Agreement or this Contract or the Guarantee Agreement is not effective in accordance with its terms or is alleged by the Guarantor or the Borrower to be ineffective in accordance with its terms.

10.01B	Demand after notice to remedy

The Bank may also make such demand:

(a)	if the Guarantor or the Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A or the Guarantor fails to comply with any obligation under the Guarantee Agreement; or

(b)	if any fact stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within a reasonable period of time specified in a notice served by the Bank on the Borrower or the Guarantor.

10.02	Other rights at law

Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.

10.03	Indemnity

10.03A	Fixed Rate Tranches

In case of demand under Article 10.01 in respect of any Fixed Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with the Prepayment Indemnity on any amount of principal due to be prepaid. Such Prepayment Indemnity shall accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified.

10.03B	Floating Rate Tranches

In case of demand under Article 10.01 in respect of any Floating Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with a sum equal to the present value of 0.15% (fifteen basis points) per annum calculated and accruing on the amount of principal due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the original amortisation schedule of the Tranche, until the Interest Revision/Conversion Date, if any, or the Maturity Date.

The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.

10.03C	General

Amounts due by the Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank’s demand.

10.04	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 11

Law and jurisdiction, miscellaneous

11.01	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Sweden.

11.02	Jurisdiction

The parties hereby submit to the jurisdiction of the courts of Sweden, in the first instance the District Court of Stockholm (Sw.: Stockholms tingsrätt), and the parties hereby submit to the jurisdiction of the said courts, provided that the Bank shall always be free to commence proceedings against the Borrower before any other proper jurisdiction in accordance with the Swedish Code of Procedure (Sw.: Rättegångsbalken).

The Guarantor appoints the Borrower to be its attorney for the purpose of accepting service on its behalf of any writ, notice, order, judgment or other legal process.

11.03	INTENTIONALLY LEFT BLANK

11.04	Evidence of sums due

In any legal action arising out of this Contract the Borrower agrees that the certificate of the Bank as to any amount or rate due to the Bank under this Contract may, in the absence of manifest error, be submitted as prima facie evidence of such amount or rate.

11.05	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

11.06	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

ARTICLE 12

Final clauses

12.01	Notices to either party

Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

For the Bank	Attention: Ops A

100 boulevard Konrad Adenauer L-2950 Luxembourg

Facsimile no.: +352 4379 63697

For the Borrower	Attention: Treasurer

Vasagatan 11 111 20 Stockholm, Sweden

Facsimile no.: +46 8 24 44 93

For the Guarantor	Attention: Treasurer

Vasagatan 11 111 20 Stockholm, Sweden

Facsimile no.: +46 8 24 44 93

12.02	Form of notice

Any notice or other communication given under this Contract must be in writing.

Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or facsimile. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a facsimile.

Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the parties by written agreement, by email or other electronic communication.

Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.

Notices issued by the Borrower or the Guarantor pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower or, as the case may be, the Guarantor, and the authenticated specimen signature of such person or persons.

12.03	Changes to parties

Neither the Borrower nor the Guarantor may assign or transfer any of its rights or obligations under this Contract without the prior written consent of the Bank.

The Bank may assign all or part of its rights and benefits or transfer (by way of novation, sub-participation or otherwise) all or part of its rights, benefits and obligations under this Contract.

12.04	Recitals, Schedules and Annexes

The Recitals and following Schedules form part of this Contract:

Schedule A	Project Specification and Reporting

Schedule B	Definition of EURIBOR, LIBOR and STIBOR

Schedule C	Forms for Borrower/Guarantor

Schedule D	Interest Rate Revision and Conversion.

The following Annexes are attached hereto:

Annex I	Resolution of Board of Directors of the Borrower and authorisation of signatory

Annex II	Resolution of Board of Directors of the Guarantor and authorisation of signatory.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in 4 (four) originals in the English language and have respectively caused representatives of the Bank and the Borrower to initial each page of this Contract on their behalf.

At Stockholm, this 16th day of July 2013

At Luxembourg, this 16th day of July 2013

Signed for and on behalf of	Signed for and on behalf of
EUROPEAN INVESTMENT BANK	AUTOLIV AB (PUBL)

/s/ Hanna Karczewska	/s/ Amelie Heiner

Hanna Karczewska	Amelie Heiner

/s/ Jukka Luukkanen	/s/ Lars Sjöbring

Jukka Luukkanen	Lars Sjöbring

Signed for and on behalf of
AUTOLIV INC.

/s/ Jan Carlson

Jan Carlson

/s/ Mats Wallin

Mats Wallin

Schedule A

Project Specification and Reporting

A.1.	TECHNICAL DESCRIPTION

Purpose, Location

The project concerns RDI activities for the development of innovative passive and active safety technologies for motor vehicles aiming at the enhancement of vehicle passengers’ and pedestrians’ safety. The company’s objective is the development of integrated safety systems (passive elements, communicative/warning and preventive/autonomous operation functionalities) and in the mid to long term the development will focus in finding new solutions or ways to combine existing active and passive systems, capitalizing on the integration with different safety and vehicle dynamics electronics systems. In addition to the development of new and improved functionalities the project concerns improvements in the cost, the weight/size and the efficiency characteristics of safety systems.

Description

The project activities are carried out within the company’s Central Research, Global Development and Engineering organisations.

Central Research

The major activities concern research in the following areas:

•	*

•	*

•	*

•	*

•	*

•	*.

Global Development

The project includes development activities in the areas of:

•	Seat belts *

•	Front Air bags *

•	Side Airbags *

•	Inflators *

•	Steering Wheel *

•	Initiators *

•	Textiles *

•	Passive Safety Electronics *

•	Active Safety Electronics *

•	Special Products: *

•	Systems *.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

Engineering Activities

The Engineering activities in Sweden concern the customisation and adaptation of systems and technologies to vehicle platforms of a number of different OEMs. The main currently on-going projects are in the following areas: *.

Calendar

The project’s activities will be carried out in the period from January 2013 to December 2016.

*	Confidential material redacted and filed separately with the Securities and Exchange Commission.

A.2.	PROJECT INFORMATION TO BE SENT TO THE BANK AND METHOD OF TRANSMISSION

1. Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Company	Autoliv Inc.
Contact person	Amelie Heiner
Title	Treasurer
Function / Department	Treasury
Address	Vasagatan 11 7th Floor SE 111 20 Stockholm (Sweden)
Phone	+46-8-587 20 600
Email	Amelie.Heiner@autoliv.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being.

The Borrower shall inform the EIB immediately in case of any change.

2. Information on the end of works and first year of operation

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank

Project Completion Report, including:

•     A brief description of the technical characteristics of the project as completed, explaining the reasons for any significant change;

•     The date of completion of each of the main project’s components, explaining reasons for any possible delay;

•     The final cost of the project, explaining reasons for any possible cost increases vs. initial budgeted cost;

•     The products resulting from the R&D project, their expected market introduction and acceptance;

•     The number of FTEs employed during the implementation of the R&D project (2013-2016);

•     The number of new jobs created (R&D, operations) as a result of the R&D project (if applicable): in Europe, outside Europe;

•     The following information:

•   The number of patent applications and patents granted (Autoliv) during the period 2013-2016 and the number of them specifically linked to the R&D project;

•   the number of publications in international journals (Autoliv) during the period 2013-2016 and the number of them specifically linked to the R&D project;

•   the percentage of sales from new product (out of total sales) in the period 2013-2016 (i.e. sales from products not sold before 2013);

•   the number and list of EU collaborations agreements with universities, research institutes, etc.

•     An update about the automotive safety market, competition, including Autoliv market share vs. its relevant competitors; please indicate any significant evolutions that have affected or may affect the promoter in the market segments where it competes;

•     An update about Autoliv strategy;

•     Autoliv key financial indicators in the period 2012-2016 (revenues, ebit, ebitda, ROIC, WACC);

•     An update about the outcome of the antitrust investigations ongoing at the date of project appraisal;

•     An update about any restructuring plan undertaken by the promoter in the period 2013-2016, indicating: the number of jobs reduced/created (i) at corporate level and (ii) within RD&E departments, with a breakdown per geographical region;

•     A description of any major issue with impact on the environment;

•     Any significant issue that has occurred and any significant risk that may affect the project’s operation;

•     Any legal action concerning the project that may be ongoing.

March 31st, 2017

Language of reports	English

Schedule B

Definitions of STIBOR, EURIBOR and LIBOR

A.	EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is not available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month, for which a Screen Rate is not available, the Screen Rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”),

For the purposes of paragraphs (b) and (c) above, “available” means the rates that are calculated under the aegis of the EURIBOR FBE and EURIBOR ACI (or any successor to that function of the EURIBOR FBE and EURIBOR ACI as determined by the Bank) for given maturities. “Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European Banks for a period equal to the Representative Period.

If the rate resulting from the above is below zero, EURIBOR will be deemed to be zero.

If no rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

B.	LIBOR USD

“LIBOR” means, in respect of USD:

(a)	in respect of a relevant period of less than one month, the Screen Rate for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is not available, the applicable Screen Rate for a term for the corresponding number of whole months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the Screen Rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period of whole months next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”),

For the purposes of paragraphs (b) and (c) above, “available” means the rates that are calculated under the aegis of the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) for given maturities. “Screen Rate” means the rate of interest for deposits in USD for the relevant period as set by the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) and released by financial news providers at 11h00, London time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) London Business Days prior to the first day of the relevant period.

If such Screen Rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market selected by the Bank to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, London time, on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.

If fewer than 2 (two) quotations are provided as requested, the Bank shall request the principal New York City offices of 4 (four) major banks in the New York City interbank market, selected by the Bank, to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, New York City time, on the day falling 2 (two) New York Business Days after the Reset Date, to prime banks in the European market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.

If the rate resulting from the above is below zero, LIBOR will be deemed to be zero.

If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

C.	LIBOR GBP

“LIBOR” means, in respect of GBP:

(a)	in respect of a relevant period of less than one month, the Screen Rate for a term of one month;

(b)	in respect of a relevant period or of one or more months, for which a Screen Rate is not available, the applicable Screen Rate, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the Screen Rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period of whole months next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”),

For the purposes of paragraphs (b) and (c) above, “available” means the rates that are calculated under the aegis of the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) for given maturities. “Screen Rate” means the rate of interest for deposits in GBP for the relevant period as set by the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) and released by financial news providers at 11h00, London time, or at a later time acceptable to the Bank on the day (the “Reset Date”) on which the relevant period starts or, if that day is not a Business Day in London, on the next following day which is such a Business Day.

If such Screen Rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market, selected by the Bank, to quote the rate at which GBP deposits in a comparable amount are offered by each of them at approximately 11h00, London time, on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.

If fewer than 2 (two) quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted at approximately 11h00, London time, on the Reset Date by major banks in London (selected by the Bank) for loans in GBP in a comparable amount to leading European banks for a period equal to the Representative Period.

If the rate resulting from the above is below zero, LIBOR will be deemed to be zero.

If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

D	STIBOR

“STIBOR” means:

(a)	in respect of a relevant period of less than one month, the rate of interest for deposits in SEK for a term of one month;

(b)	in respect of a relevant period of one or more whole months, the rate of interest for deposits in SEK for a term for the corresponding number of whole months, and

(c)	in respect of a relevant period of more than one month (but not whole months), the rate resulting from a linear interpolation by reference to two rates for deposits in SEK, one of which is applicable for a period of whole months next shorter and the other for a period of whole months next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”),

as published at 11h00 Stockholm time or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters Screen SIDE Page under the caption of “FIXINGS” or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such rate is not so published, the Bank shall request the principal offices of four major banks in Stockholm, selected by the Bank, to quote the rate at which SEK deposits in a comparable amount are offered by each of them as at approximately 11h00, Stockholm time, on the Reset Date to prime banks in the Stockholm interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in Stockholm, selected by the Bank, at approximately 11h00 Stockholm time on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in SEK in a comparable amount to leading European Banks for a period equal to the Representative Period.

If the rate resulting from the above is below zero, STIBOR will be deemed to be zero.

If no rate is available as provided above, STIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

E.	General

For the purposes of the foregoing definitions:

(a)	“London Business Day” means a day on which banks are open for normal business in London and “New York Business Day” means a day on which banks are open for normal business in New York.

(b)	All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.

(c)	The Bank shall inform the Borrower without delay of the quotations received by the Bank.

(d)	If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EURIBOR FBE and EURIBOR ACI in respect of EURIBOR (or any successor to that function of the EURIBOR FBE and EURIBOR ACI as determined by the Bank) or of the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) in respect of LIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

Schedule C

Forms for Borrower

C.1 Form of Disbursement Request (Article 1.02B)

Disbursement Request

France, Germany and Sweden – Autoliv Safety Systems R&D II

Date:

Please proceed with the following disbursement:
Loan Name (*):

Signature Date (*):	Contract FI number:

Currency & amount requested		Proposed disbursement date:
Currency	Amount

Int. rate basis (Art. 3.01)		Reserved for the Bank	(contract currency)

Rate (% or Spread)
OR (please indicate only ONE)	_____________________	Total Credit Amount:
Maximum Rate (% or Maximum Spread)

Frequency (Art. 3.01)	Annual ☐ Semi-annual ☐ Quarterly ☐	Disbursed to date:

Payment Dates (Art. 5)		Balance for disbursement:

Interest Revision/Conversion date (if any)		Current disbursement:
Repayment frequency	Annual ☐ Semi-annual ☐ Quarterly ☐	Balance after disbursement:

Repayment methodology (Art. 4.01)	Equal instalments ☐ Constant annuities ☐ Single instalment ☐	Disbursement deadline:

First repayment date		Max. number of disbursements:

Maturity Date:		Minimum Tranche size:

Total allocations to date:
		Conditions precedent:	Yes / No

Borrower’s account to be credited:

Acc. No:

(please, provide IBAN format in case of disbursements in EUR, or appropriate format for the relevant currency)

Bank name, address:

Please transmit information relevant to:

Borrower’s authorised name(s) and signature(s):

CERTIFICATES TO BE PROVIDED BY THE BORROWER AND THE GUARANTOR (AS APPLICABLE)

C.2 Form of Certificate from Borrower (Article 1.04B)

To:	European Investment Bank

From:	Autoliv AB (publ) and Autoliv Inc.

Date:

Subject:	Finance Contract between European Investment Bank, Autoliv AB (publ) and Autoliv Inc. dated — (the “Finance Contract”)

	FI number 82.624	Serapis number 2012 0517

Dear Sirs, Terms defined in the Finance Contract have the same meaning when used in this letter.

For the purposes of Article 1.04 of the Finance Contract we hereby certify to you as follows:

(a)	(i) in respect of the Guarantor only, no Prepayment Event under Articles 4.03A(2)-(4) or 4.03A(6) has occurred and is continuing unremedied and (ii) in respect of the Borrower only, no Prepayment Event under Articles 4.03A(1)-(4) has occurred and is continuing unremedied;

(b)	(i) in respect of the Guarantor only, no security of the type prohibited under Article 7.02A has been created or is in existence and (b) in respect of the Borrower only, no security of the type prohibited under Article 7.02B has been created or is in existence;

(c)	in respect of the Borrower only, there has been no material change to any aspect of the Project or in respect of which the Borrower is obliged to report under Article 8.01, save as previously communicated by the Borrower;

(d)	(i) in respect of the Guarantor only, other than Articles 10.01A(a) or 10.01B(b) no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived and (ii) in respect of the Borrower only, no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default, has occurred and is continuing unremedied or unwaived;

(e)	no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending against us before any court, arbitral body or agency which has resulted or is likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award which constitutes a Material Adverse Change;

(f)	the representations and warranties to be made or repeated by the Guarantor and the Borrower, respectively, under Article 6.11 are true in all material respects;

(g)	no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract; and

(h)	no More Favourable Provision has been given or is in existence.

Yours faithfully,

For and on behalf of Autoliv AB (publ)

Date:

For and on behalf of Autoliv Inc.

Date:

Schedule D

Interest Rate Revision and Conversion

If an Interest Revision/Conversion Date has been included in the Disbursement Notice for a Tranche, the following provisions shall apply.

A.	Mechanics of Interest Revision/Conversion

Upon receiving an Interest Revision/Conversion Request the Bank shall, during the period commencing 60 (sixty) days and ending 30 (thirty) days before the Interest Revision/Conversion Date, deliver to the Borrower an Interest Revision/Conversion Proposal stating:

(a)	the Fixed Rate and/or Spread that would apply to the Tranche, or the part thereof indicated in the Interest Revision/Conversion Request pursuant to Article 3.01; and

(b)	that such rate shall apply until the Maturity Date or until a new Interest Revision/Conversion Date, if any, and that interest is payable quarterly, semi-annually or annually in arrears on designated Payment Dates.

The Borrower may accept in writing an Interest Revision/Conversion Proposal by the deadline specified therein.

Any amendment to the Contract requested by the Bank in this connection shall be effected by an agreement to be concluded not later than 15 (fifteen) days prior to the relevant Interest Revision/Conversion Date.

B.	Effects of Interest Revision/Conversion

If the Borrower duly accepts in writing a Fixed Rate or a Spread in respect of an Interest Revision/Conversion Proposal, the Borrower shall pay accrued interest on the Interest Revision/Conversion Date and thereafter on the designated Payment Dates.

Prior to the Interest Revision/Conversion Date, the relevant provisions of the Contract and Disbursement Notice shall apply to the entire Tranche. From and including the Interest Revision/Conversion Date onwards, the provisions contained in the Interest Revision/Conversion Proposal relating to the new interest rate or Spread shall apply to the Tranche (or part thereof) until the new Interest Revision/Conversion Date, if any, or until the Maturity Date.

C.	Non-fulfilment of Interest Revision/Conversion

If the Borrower does not submit an Interest Revision/Conversion Request or does not accept in writing the Interest Revision/Conversion Proposal for the Tranche or if the parties fail to effect an amendment requested by the Bank pursuant to Paragraph A above, the Borrower shall repay the Tranche (or part thereof) on the Interest Revision/Conversion Date, without indemnity. The Borrower will repay on the Interest Revision/Conversion Date any part of a Tranche which is unaffected by the Interest Revision/Conversion.

To:	Autoliv AB (publ) and Autoliv Inc.

From:	European Investment Bank

Date:

Subject:	Finance Contract between European Investment Bank, Autoliv AB (publ) and Autoilv Inc. dated — ( (the “Finance Contract”)

	FI number 82.624	Serapis number 2012 0517

Dear Sirs, Terms defined in the Finance Contract have the same meaning when used in this letter.

1.	Regarding Article 1.02B(a)(ii) (Disbursement Request): although the Bank has the right under this clause to disburse a Tranche up to 4 (four) calendar months from the date of the relevant Disbursement Request, we confirm that the Bank has not, to date, exercised this right under any of its loans, in respect of a tranche in any widely traded currency (for example EUR, GBP, USD, JPY or SEK).

2.	Regarding Article 4.03A(2) (Pari passu to another term loan): it is not the policy of the Bank to unreasonably exercise its rights under the captioned article if prepayment (in part or in full) of a Term Loan is made out of the proceeds of a new loan having a term not less than the unexpired term of the Term Loan in question.

3.	Regarding Article 6.10 (Indebtedness for Borrowed Money): in the event the Borrower would negotiate and agree a provision on indebtedness for borrowed money, under the USD 1 100 000 000 revolving facilities agreement dated 16 April 2011 (as amended from time to time) between amongst others the Guarantor, the Borrower, Autoliv ASP, Inc, Merchant Banking, Skandinaviska Enskilda Banken AB (publ), Mizuho Corporate Bank, Ltd. And Nordea Bank AB (publ), that is more favourable to the Borrower than Article 6.10 and subsequently the Borrower would approach the Bank with a request to align Article 6.10 with any such new provision, in good faith but in its full discretion the Bank would review and consider any such request from the Borrower.

4.	Regarding Article 8.03 (Visits by the Bank): under normal circumstances the Bank would plan any visit to take place during normal business hours and further the Bank would give the Borrower reasonable prior notice.

5.	Regarding Article 9.01 (Taxes, duties and fees): the Bank is an international institution enjoying legal personality and governed by its Statute which is attached to the Treaty establishing the European Community, as amended and which has been ratified in Sweden. The Protocol on Privileges and Immunities which is annexed to the Treaty establishing a single Council and a single Commission of the European Communities sets out the tax-treatment of the Bank. It provides indeed in its Article 3 that the Communities, their assets, revenues and other property shall be exempt from all direct taxes. By virtue of Article 22 of the same Protocol, the latter is also applicable to the Bank.

6.	Regarding Article 10.01A(e) (Right to demand repayment): In case a third party files a petition for bankruptcy against any borrower of (or guarantor to) the Bank, under normal circumstances it is the Bank’s practice to carefully examine the reasons for such petition and give due consideration to them before exercising its rights under the captioned clause.

Yours faithfully,

EUROPEAN INVESTMENT BANK

Annex I

[Resolution of Board of Directors of the Borrower and authorisation of signatory]

Annex II

[Resolution of Board of Directors of the Guarantor and authorisation of signatory]